EXHIBIT 21

Significant Subsidiaries	State of Incorporation
USF Bestway Inc.	Arizona
USF Dugan Inc.	Kansas
USF Holland Inc.	Michigan
USF Reddaway Inc.	Oregon
USF Logistics Services Inc.	Delaware
USF Distribution Services Inc.	Illinois
USF Processors Inc.	Texas
USF Glen Moore Inc.	Pennsylvania